Name of Registrant:
Franklin Templeton Global Trust

File No. 811-04450

Exhibit Item No. 77I: Terms of new or
amended securities


The following series of the Registrant
began offering new Class R6 shares on
August 1, 2017.

Templeton Global Currency Fund